Exhibit 4.10

Columbia Laboratories, Inc.
2008
Name:
Address:

City & State:
Grant Number:		Grant Date:	/2008	Yearly Vesting Schedule
				Beginning	Percent	Shares
Option Type:	ISO or NQSO	Shares Granted:		Year 1	25%	25,000
				Year 2	25%	25,000
Grant Price:				Year 3	25%	25,000
				Year 4	25%	25,000
Vesting Update:	/09 @ 25.00%	Expiration Date:	/2015

NOTICE OF GRANT OF A STOCK OPTION FOR THE
PURCHASE OF SHARES OF THE COMMON STOCK OF

Columbia Laboratories, Inc.

Robert S. Mills or James A. Meer
CEO / President/ Sr. Vice President CFO & Treasurer

By affixing your signature to this Notice, you acknowledge receipt of a copy of the Agreement and the Plan to which the Agreement and this Stock Option Grant is subject and agree that the Options Granted hereunder shall be subject to such Plan and Agreement and shall be governed by their terms and provisions.

___________________________					___________
Name:					Date